Exhibit 10.22

SUSQUEHANNA BANCSHARES, INC.

RECOUPMENT POLICY WITH RESPECT TO INCENTIVE AWARDS

The Board of Directors (the “Board”) of Susquehanna Bancshares, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a Recoupment Policy (this “Recoupment Policy”) that would allow the Company to recoup Incentive Awards (as defined below) paid to certain executive officers and other key employees in the event of the Recoupment Events (as defined below). The Recoupment Policy is effective with respect to Incentive Awards for fiscal years beginning on or after January 1, 2012.

Incentive Awards. For purposes of this Recoupment Policy, Incentive Awards shall include the following items payable to a Specified Executive Officer (as defined below): (a) any payment that is in addition to any payments for services performed at a regular hourly, daily, weekly, monthly or similar periodic rate, (b) any payment (other than base pay and commissions) that is contingent on the completion of a future service period or a specific project or other activity of the Company or an affiliate and is not based on performance (other than forfeiture of the payment due to termination from employment for cause) or the business activities or value of the Company or an affiliate, and (c) any compensation to serve as incentive for performance to occur over a specified period, whether measured based upon financial performance of the Company or an affiliate, the Company’s stock price, or any other performance measure, or in connection with the completion of a specified transaction, and any stock, stock option, or other equity-based compensation (e.g., restricted stock units or stock appreciation rights) that is not considered base pay.

Specified Executive Officer(s). This Recoupment Policy applies to Specified Executive Officer(s) of the Company and designated affiliates. For purposes of this Recoupment Policy, “Specified Executives Officer(s)” shall mean the following three (3) groups of employees:

(a) the chief executive officer, chief financial officer and next three (3) most highly compensated executive officers of the Company, as identified by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion (the “NEOs”);

(b) the next twenty (20) most highly compensated employees of the Company other than the NEOs, whose annual compensation is the highest among all employees for the last completed fiscal year regardless of whether the compensation was includible in gross income for federal income tax purposes, as identified by the Compensation Committee in its sole discretion (the “HCEs”, and collectively with the NEOs, the “Covered Employees”); and

(c) any other key employee of the Company or any of its affiliates, as designated by the Compensation Committee (the “General Employees”).

Unless the Compensation Committee specifies otherwise with respect to an Incentive Award, this Recoupment Policy shall be discretionary for all Specified Executive Officer(s) based on the Specified Executive Officer’s specific involvement with Recoupment Events, as determined by the Compensation Committee. For General Employees, unless the Compensation Committee specifies otherwise with respect to an Incentive Award, the circumstances triggering a Recoupment Event with respect to an Incentive Award must be discovered within five (5) years of the date the Incentive Award is paid.

Applicable Programs. The terms and conditions of any incentive award program under which an Incentive Award may be paid by the Company or an affiliate to a Specified Executive Officer shall include a provision incorporating the requirements of this Recoupment Policy.

Administration. This Recoupment Policy shall be administered by the Compensation Committee. The Compensation Committee shall have express discretionary authority to interpret and construe this Recoupment Policy and to make all determinations with respect to this Recoupment Policy, in its sole discretion. All interpretations, constructions and determinations made by the Compensation Committee under this Recoupment Policy shall be final and binding on all parties.

Recoupment. To the extent permitted or required by applicable law, the Compensation Committee shall require that each of the Specified Executive Officer(s) reimburse the Company for all, or such portion of any Incentive Award, based on the occurrence of any of the following Recoupment Events (as defined below) as determined by the Compensation Committee:

(a) the Company is required to prepare a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, as a result of misconduct, and the Specified Executive Officer receives an Incentive Award that was paid to the Specified Executive Officer on the basis of having met or exceeded specific targets for performance periods occurring in whole or in part during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement;

(b) the Specified Executive Officer receives an Incentive Award that is based on materially inaccurate financial statements (which includes but is not limited to statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria;

For purposes of (b) above, the determination of whether a financial statement or performance metric criteria is materially inaccurate shall depend on the facts and circumstances of the Recoupment Events as determined by the Compensation Committee. A financial statement or performance metric shall be treated as materially inaccurate with respect to any Specified Executive Officer who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to the financial statements or performance metric criteria.

(c) the Specified Executive Officer causes or is reasonably expected to cause injury to the interest or business reputation of the Company or of a business area for which the Specified Executive Officer has or had responsibility, including a material financial loss suffered by the Company or such business area; or

(d) a material violation of the Company’s Code of Ethics by a Specified Executive Officer.

Each event specified in (a) through (d) shall be referred to herein as the “Recoupment Events.” The Recoupment Events specified in (a) and (b) shall apply to all the Covered Employees, even if the Covered Employees are not directly involved in a particular Recoupment Event as determined by the Compensation Committee. The Recoupment Events specified in (c) and (d) shall apply to the Covered Employees only to the extent the Covered Employees are involved in the information or actions that caused the Recoupment Event as determined by the Compensation Committee. Each of the Recoupment Events specified in (a) through (d) shall apply to the General Employees only to the extent that the General Employees are involved in the information or actions that caused the applicable Recoupment Event, as determined by the Compensation Committee.

The Compensation Committee shall determine the amount of any reimbursement to be made to the Company from any Incentive Award paid to a Specified Executive Officer based on the Recoupment Events. In each such instance, the reimbursement shall be made within ninety (90) days after the Company provides written notice to the Specified Executive Officer(s) of the reimbursement requirement (or such other period as the Compensation Committee determines). The Compensation Committee may also designate additional Reimbursement Events that may trigger this Recoupment Policy, provided, however, such additional events shall only apply to Incentive Awards if designated by the Compensation Committee before the applicable performance period for which such Incentive Awards may be earned commences.

Notwithstanding anything contained herein to the contrary, in the event that a reimbursement is required pursuant to the Recoupment Events, the Company shall take all necessary steps to recoup all or such portion of any Incentive Award paid to the Specified Executive Officer(s), except to the extent unreasonable to do so, such as, a situation where the expense of the enforcement of rights under this Recoupment Policy exceed the potential reimbursement required by the Specified Executive Officer(s).

General Rights. This Recoupment Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Board may deem appropriate under the circumstances and under applicable law. Nothing contained in this Recoupment Policy shall limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Recoupment Policy) and as permitted by applicable law, of any amounts from any individual, whether or not a Specified Executive Officer.

This Recoupment Policy may be amended from time to time by the Board.

Adopted by the Board of Directors: February 24, 2012